Release: Oct. 26, 2022

CP reports solid third-quarter results; well-positioned for strong finish to 2022

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced its third-quarter 2022 results, including revenues of $2.31 billion, reported operating ratio ("OR") of 59.5 percent, adjusted OR1 of 58.7 percent, reported diluted earnings per share ("EPS") of $0.96 and core adjusted diluted EPS1 of $1.01.

“Throughout the year, we have said 2022 would be a tale of two halves and that is exactly how it is unfolding,” said Keith Creel, CP President and Chief Executive Officer. “The third quarter saw strong demand in potash and intermodal that we anticipated, and CP was well-resourced to handle the volume increases we have seen. I’m proud of the results the team delivered this quarter and excited about the opportunities in front of us.”

Third-quarter highlights
•Revenues increased by 19 percent to $2.31 billion from $1.94 billion last year
•Reported OR improved by 70 basis points to 59.5 percent from 60.2 percent last year
•Adjusted OR1 improved by 70 basis points to 58.7 percent from 59.4 percent last year
•Reported diluted EPS was $0.96, a 37 percent increase from last year
•Core adjusted diluted EPS1, excluding significant items and Kansas City Southern ("KCS") purchase accounting, was $1.01, a 15 percent increase from last year
•Federal Railroad Administration ("FRA") - reportable train accident frequency decreased 76 percent to a record-low 0.37 from 1.54 in Q3 2021. FRA-reportable personal injury frequency declined 12 percent to 0.86 from 0.982 in Q3 2021.

“CP’s unique growth initiatives coupled with a robust Canadian grain harvest provide a strong volume backdrop as we finish the year,” said Creel. “We are well-positioned to carry the momentum we gained in the third quarter through the rest of the year and beyond.”

CP is continuing to progress towards creating the first single-line rail network linking the U.S., Mexico and Canada by combining with KCS, subject to U.S. Surface Transportation Board approval.

“We’ve successfully demonstrated how our proposed combination with KCS will connect customers to new markets, enhance competition in the U.S. rail network, take trucks off the roads and drive economic growth across North America,” Creel said. “Our excitement grows each day we progress toward this transformative combination.”

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures, including reconciliations to the most comparable GAAP measures, see the attached supplementary schedule Non-GAAP Measures.
2 FRA personal injuries per 200,000 employee-hours for the three months ended September 30, 2021 was previously reported as 0.97, restated to 0.98 in this Earnings Release.

Conference Call Details
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) on Oct. 26, 2022.

Conference Call Access
Canada and U.S.: 866-831-8713
International: 203-518-9822
*Conference ID: CPQ322
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the third-quarter conference call will be available by phone through to Nov. 2, 2022 at 800-839-2456 (Canada/U.S.) or 402-220-7216 (International).

Note on forward-looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning, the success of our business, changes to economic and industry conditions, the status of the CP-KCS transaction, including related regulatory approvals, and the opportunities arising there from, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth and conditions; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; carbon markets, evolving sustainability strategies, and scientific or technological developments; and the impacts of the COVID-19 pandemic on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth and conditions; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and its variants and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the success of integration plans for KCS; the focus of management time and attention on the CP-KCS transaction and other disruptions arising from the transaction; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; improvement in data collection and measuring systems; industry-driven changes to methodologies; and the ability of the management of the Company to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2022	2021	2022	2021
Revenues (Note 3)
Freight	$2,264	$1,896	$6,214	$5,822
Non-freight	48	46	138	133
Total revenues	2,312	1,942	6,352	5,955
Operating expenses
Compensation and benefits	393	381	1,154	1,165
Fuel	358	199	1,001	623
Materials	66	51	191	164
Equipment rents	33	31	97	92
Depreciation and amortization	213	203	634	605
Purchased services and other (Note 10)	312	303	935	932
Total operating expenses	1,375	1,168	4,012	3,581

Operating income	937	774	2,340	2,374
Less:
Equity earnings of Kansas City Southern (Note 10)	(221)	—	(627)	—
Other expense (Note 4, 10)	7	124	13	253
Merger termination fee (Note 10)	—	—	—	(845)
Other components of net periodic benefit recovery (Note 15)	(102)	(95)	(304)	(286)
Net interest expense	166	104	486	315
Income before income tax expense	1,087	641	2,772	2,937
Income tax expense (Note 5)	196	169	526	617
Net income	$891	$472	$2,246	$2,320

Earnings per share (Note 6)
Basic earnings per share	$0.96	$0.71	$2.42	$3.48
Diluted earnings per share	$0.96	$0.70	$2.41	$3.46

Weighted-average number of shares (millions) (Note 6)
Basic	930.0	666.9	929.9	666.7
Diluted	932.9	669.8	932.8	669.8

Dividends declared per share	$0.190	$0.190	$0.570	$0.570
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Net income	$891	$472	$2,246	$2,320
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	1,565	(17)	1,948	3
Change in derivatives designated as cash flow hedges	2	141	5	69
Change in pension and post-retirement defined benefit plans	22	53	99	158
Equity accounted investments	47	—	182	—
Other comprehensive income before income taxes	1,636	177	2,234	230
Income tax recovery (expense) on above items	36	(29)	2	(59)
Other comprehensive income (Note 7)	1,672	148	2,236	171
Comprehensive income	$2,563	$620	$4,482	$2,491
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2022	2021
Assets
Current assets
Cash and cash equivalents	$138	$69
Restricted cash and cash equivalents	—	13
Accounts receivable, net (Note 8)	1,053	819
Materials and supplies	267	235
Other current assets	186	216
	1,644	1,352
Investment in Kansas City Southern (Note 11)	45,964	42,309
Investments	230	209
Properties	22,150	21,200
Goodwill and intangible assets	390	371
Pension asset	2,631	2,317
Other assets	426	419
Total assets	$73,435	$68,177
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,575	$1,609
Long-term debt maturing within one year (Note 12, 13)	1,236	1,550
	2,811	3,159
Pension and other benefit liabilities	726	718
Other long-term liabilities	519	542
Long-term debt (Note 12, 13)	19,339	18,577
Deferred income taxes	12,226	11,352
Total liabilities	35,621	34,348
Shareholders’ equity
Share capital	25,498	25,475
Additional paid-in capital	77	66
Accumulated other comprehensive income (loss) (Note 7)	133	(2,103)
Retained earnings	12,106	10,391
	37,814	33,829
Total liabilities and shareholders’ equity	$73,435	$68,177
See Contingencies (Note 17).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Operating activities
Net income	$891	$472	$2,246	$2,320
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	213	203	634	605
Deferred income tax expense (Note 5)	38	130	151	190
Pension recovery and funding (Note 15)	(74)	(62)	(218)	(188)
Equity earnings of Kansas City Southern (Note 10)	(221)	—	(627)	—
Foreign exchange loss (gain) on debt and lease liabilities (Note 4)	—	46	—	(39)
Dividend from Kansas City Southern (Note 10)	259	—	593	—
Other operating activities, net	(3)	(14)	(102)	(50)
Change in non-cash working capital balances related to operations	(1)	(227)	(255)	246
Cash provided by operating activities	1,102	548	2,422	3,084
Investing activities
Additions to properties	(422)	(372)	(1,018)	(1,111)
Payment to Kansas City Southern (Note 10)	—	(1,773)	—	(1,773)
Proceeds from sale of properties and other assets	11	16	37	65
Other	1	—	3	(1)
Cash used in investing activities	(410)	(2,129)	(978)	(2,820)
Financing activities
Dividends paid	(177)	(127)	(530)	(380)
Issuance of CP Common Shares	9	4	18	20
Repayment of long-term debt, excluding commercial paper (Note 12)	(7)	(318)	(559)	(349)
Repayment of term loan (Note 12)	(504)	—	(636)	—
Proceeds from term loan	—	633	—	633
Net (repayment) issuance of commercial paper (Note 12)	(42)	713	298	(66)
Acquisition-related financing fees (Note 10)	—	—	—	(45)
Other	—	(3)	—	(7)
Cash (used in) provided by financing activities	(721)	902	(1,409)	(194)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	13	10	21	6
Cash position
(Decrease) increase in cash, cash equivalents, and restricted cash	(16)	(669)	56	76
Cash, cash equivalents, and restricted cash at beginning of period	154	892	82	147
Cash, cash equivalents, and restricted cash at end of period	$138	$223	$138	$223

Supplemental disclosures of cash flow information:
Income taxes paid	$67	$129	$319	$401
Interest paid	$148	$153	$467	$365
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended September 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity
Balance as at July 1, 2022	930.0	$25,488	$73	$(1,539)	$11,392	$35,414
Net income	—	—	—	—	891	891
Other comprehensive income (Note 7)	—	—	—	1,672	—	1,672
Dividends declared ($0.190 per share)	—	—	—	—	(177)	(177)
Effect of stock-based compensation expense	—	—	5	—	—	5
Shares issued under stock option plan	0.1	10	(1)	—	—	9
Balance as at September 30, 2022	930.1	$25,498	$77	$133	$12,106	$37,814
Balance as at July 1, 2021	666.8	$2,003	$63	$(2,791)	$9,690	$8,965
Net income	—	—	—	—	472	472
Other comprehensive income (Note 7)	—	—	—	148	—	148
Dividends declared ($0.190 per share)	—	—	—	—	(127)	(127)
Effect of stock-based compensation expense	—	—	6	—	—	6
Shares issued under stock option plan	0.1	5	(1)	—	—	4
Balance as at September 30, 2021	666.9	$2,008	$68	$(2,643)	$10,035	$9,468

	For the nine months ended September 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders’ equity
Balance as at January 1, 2022	929.7	$25,475	$66	$(2,103)	$10,391	$33,829
Net income	—	—	—	—	2,246	2,246
Other comprehensive income (Note 7)	—	—	—	2,236	—	2,236
Dividends declared ($0.570 per share)	—	—	—	—	(531)	(531)
Effect of stock-based compensation expense	—	—	17	—	—	17
Shares issued for Kansas City Southern acquisition	—	—	(2)	—	—	(2)
Shares issued under stock option plan	0.4	23	(4)	—	—	19
Balance as at September 30, 2022	930.1	$25,498	$77	$133	$12,106	$37,814
Balance as at January 1, 2021	666.3	$1,983	$55	$(2,814)	$8,095	$7,319
Net income	—	—	—	—	2,320	2,320
Other comprehensive income (Note 7)	—	—	—	171	—	171
Dividends declared ($0.570 per share)	—	—	—	—	(380)	(380)
Effect of stock-based compensation expense	—	—	18	—	—	18
Shares issued under stock option plan	0.6	25	(5)	—	—	20
Balance as at September 30, 2021	666.9	$2,008	$68	$(2,643)	$10,035	$9,468
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2022
(unaudited)

1    Basis of presentation

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") of Canadian Pacific Railway Limited ("CPRL") and its subsidiaries (collectively, “CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2021 annual Consolidated Financial Statements and notes included in CP's 2021 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2021 annual Consolidated Financial Statements.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2022

Government Assistance

On January 1, 2022, the Company adopted the new Accounting Standards Update ("ASU") 2021-10, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 832, Government Assistance. The amendment is made to increase transparency by introducing specific disclosure requirements for entities who apply a grant or contribution model by analogy to account for transactions with a government. This update is applied to government assistance transactions within the scope of this amendment that are in the financial statements at the date of initial application and prospectively to new transactions entered into after initial application. See Note 9 for further discussion on government assistance.

All other accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company's Consolidated Financial Statements and related disclosures.

Future changes

Contract Assets and Contract Liabilities Acquired in a Business Combination

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This amendment introduces the requirement for an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with the requirements of FASB ASC Topic 606, Revenue from Contracts with Customers, rather than at fair value. This amendment will be effective prospectively from January 1, 2023, with early adoption permitted. The Company is currently assessing the impact of this amendment.

All other accounting pronouncements recently issued, but not effective until after September 30, 2022, have been assessed and are not expected to have a material impact on the Company's Consolidated Financial Statements and related disclosures.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Freight
Grain	$391	$352	$1,121	$1,244
Coal	156	158	458	491
Potash	170	113	445	348
Fertilizers and sulphur	81	72	244	227
Forest products	109	89	299	259
Energy, chemicals and plastics	360	392	1,010	1,149
Metals, minerals and consumer products	246	196	655	535
Automotive	111	83	322	289
Intermodal	640	441	1,660	1,280
Total freight revenues	2,264	1,896	6,214	5,822
Non-freight excluding leasing revenues	28	25	77	75
Revenues from contracts with customers	2,292	1,921	6,291	5,897
Leasing revenues	20	21	61	58
Total revenues	$2,312	$1,942	$6,352	$5,955

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Opening balance	$69	$245	$67	$61
Revenue recognized that was included in the contract liability balance at the beginning of the period	(8)	(93)	(16)	(36)
Increase due to consideration received, net of revenue recognized during the period	4	4	14	131
Closing balance	$65	$156	$65	$156

4    Other expense

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Foreign exchange loss (gain) on debt and lease liabilities	$—	$46	$—	$(39)
Other foreign exchange losses (gains)	2	(7)	1	(9)
Acquisition-related costs (Note 10)	—	83	—	295
Other	5	2	12	6
Other expense	$7	$124	$13	$253

5    Income taxes

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Current income tax expense	$158	$39	$375	$427
Deferred income tax expense	38	130	151	190
Income tax expense	$196	$169	$526	$617

During the three months ended September 30, 2022, legislation was enacted to decrease the Iowa state corporate income tax rate. As a result of this change, the Company recorded a deferred tax recovery of $12 million related to the revaluation of deferred income tax balances as at January 1, 2022.

The effective tax rates including discrete items for the three and nine months ended September 30, 2022 were 18.01% and 18.97%, respectively, compared to 26.36% and 21.00%, respectively for the same periods of 2021.

For the three months ended September 30, 2022, the effective tax rate was 24.25%, excluding the discrete items of the equity earnings of Kansas City Southern ("KCS") of $221 million, acquisition-related costs incurred by CP of $18 million, the deferred tax recovery of $12 million described above, and an outside basis deferred tax recovery of $9 million arising from the difference between the carrying amount of CP's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the three months ended September 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of acquisition-related costs incurred by CP of $98 million, and a foreign exchange ("FX") loss of $46 million on debt and lease liabilities.

For the nine months ended September 30, 2022, the effective tax rate was 24.25%, excluding the discrete items of the equity earnings of KCS of $627 million, acquisition-related costs incurred by CP of $57 million, the deferred tax recovery of $12 million described above, and an outside basis deferred tax expense of $8 million arising from the difference between the carrying amount of CP's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the nine months ended September 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of acquisition-related costs incurred by CP of $442 million, the merger termination payment received in connection with KCS's termination of the Agreement and Plan of Merger (the "Original Merger Agreement") of $845 million (U.S. $700 million), and an FX gain of $39 million on debt and lease liabilities.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2022	2021	2022	2021
Weighted-average basic shares outstanding	930.0	666.9	929.9	666.7
Dilutive effect of stock options	2.9	2.9	2.9	3.1
Weighted-average diluted shares outstanding	932.9	669.8	932.8	669.8

For the three and nine months ended September 30, 2022, there were nil and 0.3 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2021 - 0.2 million and 0.1 million, respectively).

7    Changes in Accumulated other comprehensive income (loss) ("AOCI") by component

	For the three months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives(1)(2)	Pension and post- retirement defined benefit plans(1)	Equity accounted investments(1)(2)	Total(1)
Opening balance, July 1, 2022	$217	$(2)	$(1,856)	$102	$(1,539)
Other comprehensive income (loss) before reclassifications	1,618	—	(14)	37	1,641
Amounts reclassified from accumulated other comprehensive income	—	1	30	—	31
Net other comprehensive income	1,618	1	16	37	1,672
Closing balance, September 30, 2022	$1,835	$(1)	$(1,840)	$139	$133
Opening balance, July 1, 2021	$110	$(91)	$(2,800)	$(10)	$(2,791)
Other comprehensive income before reclassifications	6	101	—	—	107
Amounts reclassified from accumulated other comprehensive loss	—	2	39	—	41
Net other comprehensive income	6	103	39	—	148
Closing balance, September 30, 2021	$116	$12	$(2,761)	$(10)	$(2,643)
(1)Amounts are presented net of tax.
(2) Comparative figures have been reclassified to conform with current period presentation.

	For the nine months ended September 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives(1)(2)	Pension and post- retirement defined benefit plans(1)	Equity accounted investments(1)(2)	Total(1)
Opening balance, January 1, 2022	$(182)	$(4)	$(1,915)	$(2)	$(2,103)
Other comprehensive income (loss) before reclassifications	2,017	—	(14)	140	2,143
Amounts reclassified from accumulated other comprehensive income	—	3	89	1	93
Net other comprehensive income	2,017	3	75	141	2,236
Closing balance, September 30, 2022	$1,835	$(1)	$(1,840)	$139	$133
Opening balance, January 1, 2021	$112	$(40)	$(2,878)	$(8)	$(2,814)
Other comprehensive income (loss) before reclassifications	4	46	—	(2)	48
Amounts reclassified from accumulated other comprehensive loss	—	6	117	—	123
Net other comprehensive income (loss)	4	52	117	(2)	171
Closing balance, September 30, 2021	$116	$12	$(2,761)	$(10)	$(2,643)
(1)Amounts are presented net of tax.
(2) Comparative figures have been reclassified to conform with current period presentation.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCI are as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Recognition of net actuarial loss(1)	$39	$53	$116	$158
Income tax recovery	(9)	(14)	(27)	(41)
Total net of income tax	$30	$39	$89	$117
(1)Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

8    Accounts receivable, net

	As at September 30, 2022			As at December 31, 2021
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Total accounts receivable	$835	$257	$1,092	$614	$239	$853
Allowance for credit losses	(26)	(13)	(39)	(20)	(14)	(34)
Total accounts receivable, net	$809	$244	$1,053	$594	$225	$819

	For the three months ended September 30, 2022			For the three months ended September 30, 2021
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(24)	$(15)	$(39)	$(23)	$(15)	$(38)
Current period credit loss provision, net	(2)	2	—	1	(1)	—
Allowance for credit losses, closing balance	$(26)	$(13)	$(39)	$(22)	$(16)	$(38)

	For the nine months ended September 30, 2022			For the nine months ended September 30, 2021
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(20)	$(14)	$(34)	$(25)	$(15)	$(40)
Current period credit loss provision, net	(6)	1	(5)	3	(1)	2
Allowance for credit losses, closing balance	$(26)	$(13)	$(39)	$(22)	$(16)	$(38)

9   Government assistance

By analogy to the grant model of accounting within International Accounting Standards ("IAS") 20, Accounting for Government Grants and Disclosure of Government Assistance, CP records government assistance from various levels of Canadian and U.S. governments and government agencies when the conditions of their receipt are complied with and there is reasonable assurance that the assistance will be received.

Government assistance related to properties has as a primary condition that CP should purchase, construct, or otherwise acquire property, plant and equipment. Under certain government assistance arrangements, there is a secondary condition that requires CP to repay a portion of the assistance if certain conditions related to the assets are not adhered to during a specified period. In these cases, it is CP's intention to comply with all conditions imposed by the terms of the government assistance. Government assistance received or receivable related to CP's property assets is deducted from the cost of the assets in the Interim Consolidated Balance Sheets within "Properties" and amortized over the same period as the related assets in "Depreciation and amortization" in the Interim Consolidated Statements of Income.

During the three and nine months ended September 30, 2022, the Company received $6 million and $25 million, respectively, of government assistance towards the purchase and construction of properties.
As of September 30, 2022, the total Properties balance of $22,150 million is net of $279 million of unamortized government assistance (December 31, 2021 - $259 million), primarily related to the enhancement of CP's track and roadway infrastructure. Amortization expense related to government assistance for the three and nine months ended September 30, 2022 was $3 million and $8 million, respectively.

10    Business acquisition

Kansas City Southern

The Company accounts for its investment in KCS using the equity method of accounting while the U.S. Surface Transportation Board ("STB") considers the Company's application to control KCS. The STB review of CP's proposed control of KCS while KCS is in the voting trust is expected to be completed in the first quarter of 2023. The investment in KCS of $45,964 million as at September 30, 2022 includes $627 million of equity earnings of KCS and foreign currency translation of $3,445 million, offset by dividends of $593 million received in the nine months ended September 30, 2022. Included within the $221 million and $627 million of equity earnings of KCS recognized for the three and nine months ended September 30, 2022 was amortization (net of tax), of the approximately $30 billion basis difference, representing the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS as at December 14, 2021, immediately prior to the acquisition by CP. The amortization (net of tax), recognized for the three and nine months ended September 30, 2022 was $42 million and $121 million, respectively. The basis difference is related to depreciable property, plant and equipment, intangible assets with definite lives, and long-term debt, and is amortized over the related assets' remaining useful lives, and the remaining terms to maturity of the debt instruments.

During the three and nine months ended September 30, 2022, the Company incurred $18 million and $57 million, in acquisition-related costs, respectively, recorded within "Purchased services and other" in the Company's Interim Consolidated Statements of Income. Acquisition-related costs of $12 million and $39 million incurred by KCS during the three and nine months ended September 30, 2022 are included within "Equity earnings of Kansas City Southern" in the Company's Interim Consolidated Statements of Income.

During the three and nine months ended September 30, 2021, the Company incurred $98 million and $442 million, respectively, in acquisition-related costs associated with the Original Merger Agreement and Merger Agreement, of which $15 million and $147 million were recorded within "Purchased services and other" and $83 million and $295 million were recorded within "Other expense", respectively, including the amortization of financing fees associated with new credit facilities. Total financing fees paid for a bridge facility associated with the KCS acquisition during the three and nine months ended September 30, 2021 were $nil and $45 million, respectively, presented under "Cash (used in) provided by financing activities" in the Company's Interim Consolidated Statements of Cash Flows.

On May 21, 2021, KCS terminated the Original Merger Agreement entered into on March 21, 2021 with CP to enter into a definitive agreement with Canadian National Railway ("CN"). At the same time and in accordance with the terms of the Original Merger Agreement, KCS paid CP a termination fee of $845 million (U.S. $700 million). This amount is reported as "Merger termination fee" in the Company's Interim Consolidated Statements of Income for the nine months ended September 30, 2021. No similar items were received in the same period of 2022.

In connection with the Merger Agreement, the Company remitted $1,773 million (U.S. $1,400 million) to KCS on September 15, 2021 in connection with KCS's payment of the CN merger termination fees, recorded within "Investment in KCS" in the Company's Balance Sheets.

11    Investment in KCS

The KCS investment carrying cost of $45,964 million reported on the Company's Interim Consolidated Balance Sheets as at September 30, 2022 reflects the consideration paid to acquire KCS, the asset recorded upon recognition of a deferred tax liability computed on an outside basis (see Note 5), the subsequent recognition of equity earnings, the dividends received from KCS, and foreign currency translation based on the quarter-end exchange rate.

The following table presents summarized financial information for KCS, on its historical cost basis:

Statement of Income

(in millions of Canadian dollars)(1)	For the three months ended September 30, 2022	For the nine months ended September 30, 2022
Total revenues	$1,152	$3,216
Total operating expenses	728	2,024
Operating income	424	1,192
Less: Other(2)	67	164
Income before income taxes	357	1,028
Net income	$263	$748
(1) Amounts translated at the average FX rate for the three and nine months ended September 30, 2022 of $1.00 USD = $1.31 CAD and $1.00 USD = $1.28 CAD, respectively.
(2) Includes Equity in net earnings of KCS's affiliates, Interest expense, FX loss, and Other income, net.

12    Debt

During the nine months ended September 30, 2022, the Company repaid at maturity $125 million 5.100% 10-year Medium Term Notes, U.S. $250 million ($313 million) 4.500% 10-year Notes, and a U.S. $76 million ($97 million) 6.99% finance lease.

Credit facility

Effective March 14, 2022, the Company extended the maturity date of the U.S. $500 million unsecured non-revolving term credit facility (the "term facility") to September 15, 2022. During the three months ended June 30, 2022, the Company repaid U.S. $100 million ($132 million) of the term facility. During the three months ended September 30, 2022, the Company repaid in full the term facility's outstanding borrowings of U.S. $400 million ($504 million). The facility was automatically terminated on September 15, 2022 following the final principal repayment.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at September 30, 2022, the Company had total commercial paper borrowings of U.S. $525 million ($720 million), included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2021 - U.S. $265 million). The weighted-average interest rate on these borrowings as at September 30, 2022 was 3.48% (December 31, 2021 - 0.32%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

13    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments may include Cash and cash equivalents, Restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper and term loans. The carrying values of short-term financial instruments approximate their fair values.

The carrying value of the Company’s long-term debt and finance lease liabilities does not approximate their fair value. Their estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s long-term debt and finance lease liabilities, including current maturities, with a carrying value of $19,855 million as at September 30, 2022 (December 31, 2021 - $19,151 million), had a fair value of $17,472 million (December 31, 2021 - $21,265 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three and nine months ended September 30, 2022 was an unrealized FX loss of $440 million and $558 million, respectively (three and nine months ended September 30, 2021 - unrealized FX loss of $168 million and $6 million, respectively) recognized in “Other comprehensive income”.

14    Shareholders' equity

On January 27, 2021, the Company announced a normal course issuer bid ("NCIB"), commencing January 29, 2021, to purchase up to 16.7 million Common Shares in the open market for cancellation on or before January 28, 2022. Upon expiry of this NCIB, the Company had not purchased any Common Shares under this NCIB.

15    Pension and other benefits

In the three and nine months ended September 30, 2022, the Company made contributions to its defined benefit pension plans of $5 million and $12 million, respectively (three and nine months ended September 30, 2021 - $4 million and $15 million, respectively).

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2022	2021	2022	2021
Current service cost (benefits earned by employees)	$37	$42	$3	$4
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	95	88	4	4
Expected return on fund assets	(240)	(240)	—	—
Recognized net actuarial loss	39	52	—	1
Total other components of net periodic benefit (recovery) cost	(106)	(100)	4	5
Net periodic benefit (recovery) cost	$(69)	$(58)	$7	$9

	For the nine months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2022	2021	2022	2021
Current service cost (benefits earned by employees)	$111	$128	$8	$10
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	287	264	12	12
Expected return on fund assets	(719)	(720)	—	—
Recognized net actuarial loss	115	155	1	3
Total other components of net periodic benefit (recovery) cost	(317)	(301)	13	15
Net periodic benefit (recovery) cost	$(206)	$(173)	$21	$25

16    Stock-based compensation

As at September 30, 2022, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and nine months ended September 30, 2022 of $21 million and $67 million, respectively (three and nine months ended September 30, 2021 - expense of $26 million and $75 million, respectively).

Stock option plans

In the nine months ended September 30, 2022, under CP’s stock option plans, the Company issued 836,379 options at the weighted-average price of $90.96 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $16 million. The weighted-average fair value assumptions were approximately:

For the nine months ended September 30, 2022
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	1.61%
Expected share price volatility(3)	26.84%
Expected annual dividends per share(4)	$0.760
Expected forfeiture rate(5)	3.00%
Weighted-average grant date fair value per option granted during the period	$18.79
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected option life.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the nine months ended September 30, 2022, the Company issued 414,375 Performance Share Units ("PSUs") with a grant date fair value of approximately $36 million and 13,506 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $2 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the nine months ended September 30, 2022 is January 1, 2022 to December 31, 2024 and the performance factors are Free Cash Flow ("FCF"), Adjusted Net Debt to Adjusted earnings before interest, tax, depreciation, and amortization ("EBITDA") Modifier, Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to S&P 500 Industrials Index.

The performance period for PSUs issued in 2019 was January 1, 2019 to December 31, 2021. The performance factors for 668,405 PSUs were Return on Invested Capital ("ROIC"), TSR compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The resulting payout was 200% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2021. In the first quarter of 2022, payouts occurred on 631,457 total outstanding awards, including dividends reinvested, totalling $116 million.

Deferred share unit plan

During the nine months ended September 30, 2022, the Company granted 53,834 Deferred Share Units ("DSUs") with a grant date fair value of approximately $5 million. DSUs vest over various periods of up to 36 months and are only redeemable for a specified period after employment is terminated. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

17    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2022 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. A decision is expected by December 15, 2022. A damages trial will follow if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent expert report filed by the bankruptcy estate. This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it. Summary judgment motion was argued and taken under advisement on June 9, 2022, and decision is pending.
(7)The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the United States First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the United States First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. Final briefs of dispositive motions for summary judgment and for reconsideration on tariff applicability were submitted on September 30, 2022. In the event the dispositive motions are denied, this action is scheduled for trial from February 27 to March 2, 2023.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Court decision related to Remington Development Corporation legal claim

On October 20, 2022, the Court of King’s Bench of Alberta issued a decision in a claim brought by Remington Development Corporation (“Remington”) against the Company and the Province of Alberta (“Alberta”) with respect to an alleged breach of contract by the Company in relation to the sale of certain properties in Calgary. In its decision, the Court found the Company had breached its contract with Remington and Alberta had induced the contract breach. The Court found the Company and Alberta liable for damages of approximately $164 million plus interest and costs, and subject to an adjustment to the acquisition value of the property. However, the court has not provided any indication of how the damages, which are currently estimated to total approximately $200 million before Remington’s costs are established, should be apportioned between the Company and Alberta. As a result, at this time, the Company cannot reasonably estimate the amount of damages, or range of damages, for which it is liable under the ruling of the Court and no amount has been accrued in the Company’s financial statements as at September 30, 2022. The Company plans to appeal the Court’s decision.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” in the Company's Interim Consolidated Statements of Income for the three and nine months ended September 30, 2022 was $1 million and $5 million, respectively (three and nine months ended September 30, 2021 - $2 million and $6 million, respectively). Provisions for environmental remediation costs are recorded in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion, which is recorded in “Accounts payable and accrued liabilities”. The total amount provided as at September 30, 2022 was $85 million (December 31, 2021 - $79 million). Payments are expected to be made over 10 years through 2031.

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (millions, except per share data)	2022	2021	Total Change	% Change	2022	2021	Total Change	% Change

Revenues
Freight	$2,264	$1,896	$368	19	$6,214	$5,822	$392	7
Non-freight	48	46	2	4	138	133	5	4
Total revenues	2,312	1,942	370	19	6,352	5,955	397	7

Operating expenses
Compensation and benefits	393	381	12	3	1,154	1,165	(11)	(1)
Fuel	358	199	159	80	1,001	623	378	61
Materials	66	51	15	29	191	164	27	16
Equipment rents	33	31	2	6	97	92	5	5
Depreciation and amortization	213	203	10	5	634	605	29	5
Purchased services and other	312	303	9	3	935	932	3	—
Total operating expenses	1,375	1,168	207	18	4,012	3,581	431	12

Operating income	937	774	163	21	2,340	2,374	(34)	(1)

Less:
Equity earnings of Kansas City Southern	(221)	—	(221)	100	(627)	—	(627)	100
Other expense	7	124	(117)	(94)	13	253	(240)	(95)
Merger termination fee	—	—	—	—	—	(845)	845	(100)
Other components of net periodic benefit recovery	(102)	(95)	(7)	7	(304)	(286)	(18)	6
Net interest expense	166	104	62	60	486	315	171	54

Income before income tax expense	1,087	641	446	70	2,772	2,937	(165)	(6)

Income tax expense	196	169	27	16	526	617	(91)	(15)

Net income	$891	$472	$419	89	$2,246	$2,320	$(74)	(3)
Operating ratio (%)	59.5	60.2	(0.7)	(70) bps	63.2	60.1	3.1	310 bps

Basic earnings per share	$0.96	$0.71	$0.25	35	$2.42	$3.48	$(1.06)	(30)

Diluted earnings per share	$0.96	$0.70	$0.26	37	$2.41	$3.46	$(1.05)	(30)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	930.0	666.9	263.1	39	929.9	666.7	263.2	39
Weighted average number of diluted shares outstanding (millions)	932.9	669.8	263.1	39	932.8	669.8	263.0	39

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.77	0.79	(0.02)	(3)	0.78	0.80	(0.02)	(3)
Average foreign exchange rate (Canadian$/U.S.$)	1.30	1.26	0.04	3	1.28	1.25	0.03	2

Summary of Rail Data (Continued)

	Third Quarter					Year-to-date
Commodity Data	2022	2021	Total Change	% Change	FX Adjusted % Change(1)	2022	2021	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$391	$352	$39	11	9	$1,121	$1,244	$(123)	(10)	(11)
- Coal	156	158	(2)	(1)	(2)	458	491	(33)	(7)	(7)
- Potash	170	113	57	50	48	445	348	97	28	26
- Fertilizers and sulphur	81	72	9	13	11	244	227	17	7	6
- Forest products	109	89	20	22	18	299	259	40	15	13
- Energy, chemicals and plastics	360	392	(32)	(8)	(10)	1,010	1,149	(139)	(12)	(13)
- Metals, minerals and consumer products	246	196	50	26	22	655	535	120	22	20
- Automotive	111	83	28	34	31	322	289	33	11	10
- Intermodal	640	441	199	45	44	1,660	1,280	380	30	29

Total Freight Revenues	$2,264	$1,896	$368	19	17	$6,214	$5,822	$392	7	6

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	5.16	4.56	0.60	13	11	4.80	4.36	0.44	10	9
- Coal	4.04	3.65	0.39	11	10	3.80	3.40	0.40	12	12
- Potash	3.29	2.87	0.42	15	13	3.11	2.74	0.37	14	12
- Fertilizers and sulphur	7.12	6.31	0.81	13	11	6.81	6.18	0.63	10	8
- Forest products	7.33	6.27	1.06	17	13	6.85	6.04	0.81	13	11
- Energy, chemicals and plastics	5.73	6.19	(0.46)	(7)	(9)	5.54	5.94	(0.40)	(7)	(8)
- Metals, minerals and consumer products	7.63	6.55	1.08	16	14	7.40	6.42	0.98	15	13
- Automotive	26.56	20.60	5.96	29	26	24.62	20.97	3.65	17	15
- Intermodal	7.60	6.20	1.40	23	22	7.11	6.09	1.02	17	16

Total Freight Revenue per RTM	6.03	5.36	0.67	13	11	5.68	5.12	0.56	11	10

Freight Revenue per Carload
- Grain	$4,463	$3,955	$508	13	11	$4,389	$3,842	$547	14	13
- Coal	2,179	2,153	26	1	1	2,148	2,190	(42)	(2)	(2)
- Potash	3,720	3,156	564	18	16	3,557	3,031	526	17	16
- Fertilizers and sulphur	5,436	4,768	668	14	12	5,214	4,690	524	11	9
- Forest products	5,892	4,759	1,133	24	20	5,407	4,701	706	15	12
- Energy, chemicals and plastics	4,794	5,013	(219)	(4)	(6)	4,566	4,758	(192)	(4)	(5)
- Metals, minerals and consumer products	3,727	3,245	482	15	12	3,499	3,019	480	16	14
- Automotive	4,422	3,562	860	24	21	4,128	3,384	744	22	20
- Intermodal	1,966	1,627	339	21	20	1,873	1,581	292	18	18

Total Freight Revenue per Carload	$3,101	$2,851	$250	9	7	$3,004	$2,799	$205	7	6
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
Commodity Data (Continued)	2022	2021	Total Change	% Change	2022	2021	Total Change	% Change

Millions of RTM
- Grain	7,577	7,715	(138)	(2)	23,335	28,564	(5,229)	(18)
- Coal	3,857	4,334	(477)	(11)	12,037	14,451	(2,414)	(17)
- Potash	5,164	3,941	1,223	31	14,297	12,705	1,592	13
- Fertilizers and sulphur	1,138	1,141	(3)	—	3,585	3,673	(88)	(2)
- Forest products	1,488	1,419	69	5	4,366	4,290	76	2
- Energy, chemicals and plastics	6,286	6,330	(44)	(1)	18,221	19,328	(1,107)	(6)
- Metals, minerals and consumer products	3,225	2,992	233	8	8,852	8,328	524	6
- Automotive	418	403	15	4	1,308	1,378	(70)	(5)
- Intermodal	8,416	7,116	1,300	18	23,354	21,008	2,346	11

Total RTMs	37,569	35,391	2,178	6	109,355	113,725	(4,370)	(4)

Carloads (thousands)
- Grain	87.6	89.0	(1.4)	(2)	255.4	323.8	(68.4)	(21)
- Coal	71.6	73.4	(1.8)	(2)	213.2	224.2	(11.0)	(5)
- Potash	45.7	35.8	9.9	28	125.1	114.8	10.3	9
- Fertilizers and sulphur	14.9	15.1	(0.2)	(1)	46.8	48.4	(1.6)	(3)
- Forest products	18.5	18.7	(0.2)	(1)	55.3	55.1	0.2	—
- Energy, chemicals and plastics	75.1	78.2	(3.1)	(4)	221.2	241.5	(20.3)	(8)
- Metals, minerals and consumer products	66.0	60.4	5.6	9	187.2	177.2	10.0	6
- Automotive	25.1	23.3	1.8	8	78.0	85.4	(7.4)	(9)
- Intermodal	325.5	271.1	54.4	20	886.2	809.5	76.7	9

Total Carloads	730.0	665.0	65.0	10	2,068.4	2,079.9	(11.5)	(1)

	Third Quarter					Year-to-date
	2022	2021	Total Change	% Change	FX Adjusted % Change(1)	2022	2021	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$393	$381	$12	3	2	$1,154	$1,165	$(11)	(1)	(2)
Fuel	358	199	159	80	75	1,001	623	378	61	58
Materials	66	51	15	29	29	191	164	27	16	16
Equipment rents	33	31	2	6	3	97	92	5	5	3
Depreciation and amortization	213	203	10	5	4	634	605	29	5	4
Purchased services and other	312	303	9	3	2	935	932	3	—	—

Total Operating Expenses	$1,375	$1,168	$207	18	16	$4,012	$3,581	$431	12	11
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Third Quarter				Year-to-date
	2022	2021	Total Change	% Change	2022	2021	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	68,482	64,665	3,817	6	199,512	207,347	(7,835)	(4)
Train miles (thousands)	7,237	6,999	238	3	21,390	22,406	(1,016)	(5)
Average train weight - excluding local traffic (tons)	10,247	9,973	274	3	10,093	9,953	140	1
Average train length - excluding local traffic (feet)	8,578	8,285	293	4	8,387	8,192	195	2
Average terminal dwell (hours)	7.8	7.2	0.6	8	8.0	7.1	0.9	13
Average train speed (miles per hour, or "mph")(1)	21.5	21.7	(0.2)	(1)	21.5	21.4	0.1	—
Locomotive productivity (GTMs / operating horsepower)(2)	202	203	(1)	—	196	204	(8)	(4)
Fuel efficiency(3)	0.927	0.907	0.020	2	0.949	0.928	0.021	2
U.S. gallons of locomotive fuel consumed (millions)(4)	63.5	58.7	4.8	8	189.3	192.5	(3.2)	(2)
Average fuel price (U.S. dollars per U.S. gallon)	4.33	2.70	1.63	60	4.13	2.59	1.54	59

Total Employees and Workforce

Total employees (average)(5)	13,004	12,485	519	4	12,427	12,411	16	—
Total employees (end of period)(5)	13,087	12,262	825	7	13,087	12,262	825	7
Workforce (end of period)(6)	13,144	12,301	843	7	13,144	12,301	843	7

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.86	0.98	(0.12)	(12)	0.96	0.98	(0.02)	(2)
FRA train accidents per million train-miles	0.37	1.54	(1.17)	(76)	0.84	1.13	(0.29)	(26)
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three and nine months ended September 30, 2021, previously reported as 0.97 and 0.97, were restated to 0.98 and 0.98, respectively in this Earnings Release. FRA train accidents per million train-miles for the nine months ended September 30, 2021, previously reported as 1.09, was restated to 1.13, respectively in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. Core adjusted income and Core adjusted diluted earnings per share are presented to provide financial statement users with additional transparency by isolating for the impact of KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the merger termination payment received, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in the outside basis tax difference between the carrying amount of CP's equity investment in KCS and its tax basis of this investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, financing fees, integration planning costs consisting of third-party services and system migration, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, and transaction and integration costs incurred by KCS which were recognized within Equity earnings of Kansas City Southern in the Company's Interim Consolidated Statements of Income. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first nine months of 2022, the twelve months of 2021, and the last three months of 2020 include:

2022:
•in the third quarter, a deferred tax recovery of $12 million due to a decrease in the Iowa state tax rate that favourably impacted Diluted EPS by 1 cent;
•a net deferred tax expense of $8 million on changes in the outside basis difference of the equity investment in KCS that unfavourably impacted Diluted EPS by 1 cent as follows:
–in the third quarter, a deferred tax recovery of $9 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 1 cent;
–in the second quarter, a deferred tax expense of $49 million on changes in the outside basis difference of the equity investment in KCS that unfavourably impacted Diluted EPS by 5 cents; and
–in the first quarter, a deferred tax recovery of $32 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 3 cents; and
•acquisition-related costs of $96 million in connection with the KCS acquisition ($92 million after current tax recovery of $4 million), including costs of $57 million recognized in Purchased services and other, and $39 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 9 cents as follows:
–in the third quarter, acquisition-related costs of $30 million ($33 million after current tax expense of $3 million), including costs of $18 million recognized in Purchased services and other and $12 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents;
–in the second quarter, acquisition-related costs of $33 million ($29 million after current tax recovery of $4 million), including costs of $19 million recognized in Purchased services and other and $14 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents; and

–in the first quarter, acquisition-related costs of $33 million ($30 million after current tax recovery of $3 million), including costs of $20 million recognized in Purchased services and other and $13 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents.

2021:
•in the fourth quarter, a deferred tax recovery of $33 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 5 cents;
•in the second quarter, the merger termination payment received of $845 million ($748 million after current taxes) in connection with KCS's termination of the Agreement and Plan of Merger (the "Original Merger Agreement") effective May 21, 2021 that favourably impacted Diluted EPS by $1.11;
•during the course of the year, acquisition-related costs of $599 million in connection with the KCS acquisition ($500 million after current tax recovery of $107 million net of deferred tax expense of $8 million), including costs of $183 million recognized in Purchased services and other, $169 million recognized in Equity loss of KCS, and $247 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 75 cents as follows:
–in the fourth quarter, acquisition-related costs of $157 million ($157 million after current tax recovery of $13 million net of deferred tax expense of $13 million), including costs of $36 million recognized in Purchased services and other, $169 million in Equity loss of KCS, and a $48 million recovery recognized in Other (income) expense, that unfavourably impacted Diluted EPS by 22 cents;
–in the third quarter, acquisition-related costs of $98 million ($80 million after current tax recovery of $61 million net of deferred tax expense of $43 million), including costs of $15 million recognized in Purchased services and other and $83 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 12 cents;
–in the second quarter, acquisition-related costs of $308 million ($236 million after current taxes of $25 million and deferred taxes of $47 million), including costs of $99 million recognized in Purchased services and other and $209 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 35 cents; and
–in the first quarter, acquisition-related costs of $36 million ($27 million after current taxes of $8 million and deferred taxes of $1 million), including costs of $33 million recognized in Purchased services and other and $3 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 4 cents; and
•during the course of the year, a net non-cash gain of $7 million ($6 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 1 cent as follows:
–in the fourth quarter, a $32 million loss ($28 million after deferred tax) that unfavourably impacted Diluted EPS by 4 cents;
–in the third quarter, a $46 million loss ($40 million after deferred tax) that unfavourably impacted Diluted EPS by 6 cents;
–in the second quarter, a $52 million gain ($45 million after deferred tax) that favourably impacted Diluted EPS by 7 cents; and
–in the first quarter, a $33 million gain ($29 million after deferred tax) that favourably impacted Diluted EPS by 4 cents.

2020:
•a deferred tax recovery of $29 million due to a change relating to a tax return filing election for the state of North Dakota that favourably impacted Diluted EPS by 5 cents; and
•a $103 million non-cash gain ($90 million after deferred tax) due to FX translation of debt that favourably impacted Diluted EPS by 13 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items. Core adjusted income is calculated as Adjusted income less KCS purchase accounting.

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Net income as reported	$891	$472	$2,246	$2,320
Less significant items (pre-tax):
Acquisition-related costs	(30)	(98)	(96)	(442)
Merger termination fee	—	—	—	845
Impact of FX translation (loss) gain on debt and lease liabilities	—	(46)	—	39
Add:
Tax effect of adjustments(1)	3	(24)	(4)	3
Deferred tax (recovery) expense on the outside basis difference of the investment in KCS	(9)	—	8	—
Income tax rate changes	(12)	—	(12)	—
Adjusted income	$903	$592	$2,334	$1,881
Less: KCS purchase accounting	(42)	—	(121)	—
Core adjusted income	$945	$592	$2,455	$1,881
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of (6.73%) and 4.35% for the three and nine months ended September 30, 2022, respectively, and 16.88% and 0.68% for the three and nine months ended September 30, 2021, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP. Core adjusted diluted earnings per share is calculated as Adjusted diluted earnings per share less KCS purchase accounting.

	For the three months ended September 30		For the nine months ended September 30
	2022	2021	2022	2021
Diluted earnings per share as reported	$0.96	$0.70	$2.41	$3.46
Less significant items (pre-tax):
Acquisition-related costs	(0.03)	(0.15)	(0.10)	(0.66)
Merger termination fee	—	—	—	1.26
Impact of FX translation (loss) gain on debt and lease liabilities	—	(0.07)	—	0.06
Add:
Tax effect of adjustments(1)	—	(0.04)	(0.01)	0.01
Deferred tax (recovery) expense on the outside basis difference of the investment in KCS	(0.01)	—	0.01	—
Income tax rate changes	(0.01)	—	(0.01)	—
Adjusted diluted earnings per share	$0.97	$0.88	$2.50	$2.81
Less: KCS purchase accounting	(0.04)	—	(0.13)	—
Core adjusted diluted earnings per share	$1.01	$0.88	$2.63	$2.81
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of (6.73%) and 4.35% for the three and nine months ended September 30, 2022, respectively, and 16.88% and 0.68% for the three and nine months ended September 30, 2021, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Operating income as reported	$937	$774	$2,340	$2,374
Less significant item:
Acquisition-related costs	(18)	(15)	(57)	(147)
Adjusted operating income	$955	$789	$2,397	$2,521

Adjusted operating ratio excludes those significant items that are reported within operating income.

	For the three months ended September 30		For the nine months ended September 30
	2022	2021	2022	2021
Operating ratio as reported	59.5%	60.2%	63.2%	60.1%
Less significant item:
Acquisition-related costs	0.8%	0.8%	0.9%	2.4%
Adjusted operating ratio	58.7%	59.4%	62.3%	57.7%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a trailing twelve month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the twelve months ended September 30
(in millions of Canadian dollars, except for percentages)	2022	2021
Net income as reported	$2,778	$3,122
Average shareholders' equity	$23,641	$8,524
Return on average shareholders' equity	11.8%	36.6%

Reconciliation of Net income to Adjusted return

	For the twelve months ended September 30
(in millions of Canadian dollars)	2022	2021
Net income as reported	$2,778	$3,122
Add:
Net interest expense	611	427
Tax on interest(1)	(145)	(104)
Significant items (pre-tax):
Acquisition-related costs	253	442
Merger termination fee	—	(845)
Impact of FX translation loss (gain) on debt and lease liabilities	32	(142)
Tax on significant items(2)	(8)	16
Deferred tax recovery on the outside basis difference of the investment in KCS	(25)	—
Income tax rate changes	(12)	(29)
Adjusted return	$3,484	$2,887
(1)Tax was calculated at the adjusted annualized effective tax rate of 23.73% and 24.34% for the twelve months ended September 30, 2022 and 2021, respectively.
(2)Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 2.97% and 2.57% for the twelve months ended September 30, 2022 and 2021, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended September 30
(in millions of Canadian dollars)	2022	2021
Average shareholders' equity	$23,641	$8,524
Average long-term debt, including long-term debt maturing within one year	15,272	9,877
	$38,913	$18,401
Less:
Significant items (pre-tax):
Acquisition-related costs	(127)	(221)
Merger termination fee	—	423
Tax on significant items(1)	2	—
Deferred tax recovery on the outside basis difference of the investment in KCS	13	—
Income tax rate changes	6	15
Adjusted average invested capital	$39,019	$18,184
(1)Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 1.71% and 0.51% for the twelve months ended September 30, 2022 and 2021, respectively. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the twelve months ended September 30
(in millions of Canadian dollars, except for percentages)	2022	2021
Adjusted return	$3,484	$2,887
Adjusted average invested capital	$39,019	$18,184
Adjusted ROIC	8.9%	15.9%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in Cash and cash equivalents balances resulting from FX fluctuations, the operating cash flow impacts of acquisition-related costs associated with the KCS transaction, the merger termination payment received related to KCS's termination of the Original Merger Agreement and the payment to KCS related to the KCS Acquisition. Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The acquisition-related costs and the merger termination fee related to the KCS acquisition are not indicative of operating trends and have been excluded from Free cash. The payment to KCS is not indicative of investment trends and has also been excluded from free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Cash provided by operating activities	$1,102	$548	$2,422	$3,084
Cash used in investing activities	(410)	(2,129)	(978)	(2,820)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	13	10	21	6
Less:
Acquisition-related costs	(16)	(1)	(49)	(47)
Merger termination fee	—	—	—	845
Payment to Kansas City Southern	—	(1,773)	—	(1,773)
Free cash	$721	$203	$1,514	$1,245

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Freight revenues by line of business
Grain	$391	$352	$7	$359	9
Coal	156	158	1	159	(2)
Potash	170	113	2	115	48
Fertilizers and sulphur	81	72	1	73	11
Forest products	109	89	3	92	18
Energy, chemicals and plastics	360	392	7	399	(10)
Metals, minerals and consumer products	246	196	5	201	22
Automotive	111	83	2	85	31
Intermodal	640	441	3	444	44
Freight revenues	2,264	1,896	31	1,927	17
Non-freight revenues	48	46	—	46	4
Total revenues	$2,312	$1,942	$31	$1,973	17

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Freight revenues by line of business
Grain	$1,121	$1,244	$14	$1,258	(11)
Coal	458	491	1	492	(7)
Potash	445	348	4	352	26
Fertilizers and sulphur	244	227	4	231	6
Forest products	299	259	6	265	13
Energy, chemicals and plastics	1,010	1,149	14	1,163	(13)
Metals, minerals and consumer products	655	535	10	545	20
Automotive	322	289	5	294	10
Intermodal	1,660	1,280	6	1,286	29
Freight revenues	6,214	5,822	64	5,886	6
Non-freight revenues	138	133	1	134	3
Total revenues	$6,352	$5,955	$65	$6,020	6

FX adjusted % changes in operating expenses are as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Compensation and benefits	$393	$381	$4	$385	2
Fuel	358	199	6	205	75
Materials	66	51	—	51	29
Equipment rents	33	31	1	32	3
Depreciation and amortization	213	203	2	205	4
Purchased services and other	312	303	4	307	2
Total operating expenses	$1,375	$1,168	$17	$1,185	16

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Compensation and benefits	$1,154	$1,165	$8	$1,173	(2)
Fuel	1,001	623	12	635	58
Materials	191	164	1	165	16
Equipment rents	97	92	2	94	3
Depreciation and amortization	634	605	4	609	4
Purchased services and other	935	932	7	939	—
Total operating expenses	$4,012	$3,581	$34	$3,615	11

FX adjusted % change in operating income is as follows:

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Operating income	$937	$774	$14	$788	19

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Operating income	$2,340	$2,374	$31	$2,405	(3)

Adjusted Net Debt to Adjusted EBITDA Ratio and Pro-forma adjusted Net Debt to Pro-forma adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Beginning in the first quarter of 2022, CP added disclosure of Pro-forma adjusted net debt to Pro-forma adjusted EBITDA ratio to better align with CP’s debt covenant calculation, which incorporates the trailing twelve month adjusted EBITDA of KCS as well as KCS’s outstanding debt. CP is incorporating the trailing twelve month adjusted EBITDA of KCS on a pro-forma basis, as CP is not entitled to earnings prior to the acquisition date of December 14, 2021. CP does not control KCS while it is in the voting trust during review of our merger application by the U.S. Surface Transportation Board ("STB"), though CP is the beneficial owner of KCS’s outstanding shares and receives cash dividends from KCS. The adjustment to include the trailing twelve month EBITDA and KCS’s outstanding debt provides users of the financial statements with better insight into CP’s progress in achieving deleveraging commitments. KCS’s disclosed U.S. dollar financial values for the trailing twelve months ended September 30, 2022 were adjusted to Canadian dollars reflecting the FX rate for the appropriate period presented. We have not presented 2021 Pro-forma adjusted net debt to Pro-forma adjusted EBITDA as CP was not the beneficial owner of KCS’s shares as at September 30, 2021.

Calculation of Long-term Debt to Net Income Ratio

(in millions of Canadian dollars, except for ratios)	2022	2021
Long-term debt including long-term debt maturing within one year as at September 30	$20,575	$9,968
Net income for the twelve months ended September 30	$2,778	$3,122
Long-term debt to Net income ratio	7.4	3.2

Reconciliation of Long-term Debt to Adjusted Net Debt and Pro-forma Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year, and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

(in millions of Canadian dollars)(1)	2022	2021
CP Long-term debt including long-term debt maturing within one year as at September 30	$20,575	$9,968
Add:
Pension plans deficit(2)	265	323
Operating lease liabilities	280	274
Less:
Cash and cash equivalents	138	210
CP Adjusted net debt as at September 30	$20,982	$10,355
KCS's long-term debt including long-term debt maturing within one year as at September 30	$5,183	N/A
Add:
KCS operating lease liabilities	116	N/A
Less:
KCS cash and cash equivalents	225	N/A
KCS Adjusted net debt as at September 30	5,074	N/A
CP Adjusted net debt as at September 30	20,982	N/A
Pro-forma Adjusted net debt as at September 30	$26,056	N/A
(1) KCS's amounts were translated at the September 30, 2022 period end FX rate of $1.37.
(2) Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA and Pro-forma Adjusted EBITDA

Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery. Adjusted EBITDA is used as a measure of liquidity derived from operations, excluding significant items, as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

	For the twelve months ended September 30
(in millions of Canadian dollars)(1)	2022	2021
CP Net income as reported	$2,778	$3,122
Add:
Net interest expense	611	427
Income tax expense	677	812
EBIT	4,066	4,361
Less significant items (pre-tax):
Acquisition-related costs	(253)	(442)
Merger termination fee	—	845
Impact of FX translation (loss) gain on debt and lease liabilities	(32)	142
Adjusted EBIT	4,351	3,816
Add:
Operating lease expense	77	71
Depreciation and amortization	840	802
Less:
Other components of net periodic benefit recovery	405	371
CP Adjusted EBITDA	$4,863	$4,318
Net income attributable to KCS and subsidiaries	$1,497	N/A
Add:
KCS interest expense	200	N/A
KCS income tax expense	498	N/A
KCS EBIT	2,195	N/A
Less significant item (pre-tax):
KCS merger income	599	N/A
KCS Adjusted EBIT	1,596	N/A
Add:
KCS total lease cost	40	N/A
KCS depreciation and amortization	491	N/A
KCS Adjusted EBITDA	2,127	N/A
CP Adjusted EBITDA	$4,863	N/A
Less:
Equity earnings of KCS(2)	486	N/A
Acquisition-related costs of KCS(3)	208	N/A
Pro-forma Adjusted EBITDA	$6,296	N/A
(1) KCS's amounts were translated at the quarterly average FX rate of $1.30, $1.28, $1.27, and $1.26 for Q3 2022, Q2 2022, Q1 2022 and Q4 2021, respectively.
(2) Equity earnings of KCS were part of CP's reported net income and therefore have been deducted in arriving to the Pro-forma Adjusted EBITDA.
(3) Acquisition-related costs of KCS have been adjusted in CP's Adjusted EBITDA calculation above, therefore have been deducted in arriving to the Pro-forma Adjusted EBITDA.

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio and Pro-forma Adjusted Net Debt to Pro-forma Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2022	2021
Adjusted net debt as at September 30	$20,982	$10,355
Adjusted EBITDA for the twelve months ended September 30	$4,863	$4,318
Adjusted net debt to Adjusted EBITDA ratio	4.3	2.4

(in millions of Canadian dollars, except for ratios)	2022	2021
Pro-forma adjusted net debt as at September 30	$26,056	N/A
Pro-forma adjusted EBITDA for the twelve months ended September 30	$6,296	N/A
Pro-forma adjusted net debt to Pro-forma adjusted EBITDA ratio	4.1	N/A